Exhibit 99.1

BUSINESS ADVISORY AGREEMENT

MODIFICATION

This Business Advisory Agreement Modification (Modification) is entered into on August 7, 2006, to modify the termination date of the Business Advisory Agreement (Agreement) dated January 31, 2005, by and between the Buena Vista Rancheria of Me-Wuk Indians (the Tribe) and Venture Catalyst Incorporated (VCAT).

RECITALS

Whereas, the Tribe retained the services of VCAT to facilitate development of the Tribal Gaming Operations, and VCAT agreed to provide such services and to advise on specific areas of business development and operations;

Whereas, since July 31, 2006, VCAT has not provided any services to the Tribe pursuant to the Agreement;

Whereas, no license to use Mariposa has been granted to the Tribe;

Whereas, the Parties have agreed the nature and scope of gaming operations originally contemplated under the Agreement has changed to such a degree that the Agreement is no longer in the best interest of either the Tribe or VCAT;

THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and, in accordance with Section 13 of the Agreement, the Parties covenant and agree to the following:

A.	It is the mutual intent of both Parties to terminate the Agreement and sever all business relations as of August 7, 2006 (the “Termination Date”).

B.	The Agreement will terminate on the Termination Date.

C.	The Tribe will not be obligated to pay the Contractor’s Fees, as specified in Section 5 of the Agreement, after July 31, 2006. The Tribe will remain obligated to compensate VCAT for services rendered under the Agreement on and prior to July 31, 2006.

D.	On and after the Termination Date, VCAT will have no obligations under the Agreement to the Tribe.

E.	On and after the Termination Date, VCAT will have no continuing obligation to offer a perpetual license to the Tribe for the use of Mariposa.

F.	Any disputes arising from the termination contemplated herein shall be addressed as part of the dispute resolution process set forth in Section 18 of the Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Modification to be executed as of the day first written above.

BUENA VISTA RANCHERIA OF ME-WUK INDIANS

By:	/s/ RHONDA L. MORNINGSTAR POPE
Rhonda L. Morningstar Pope, Chairperson

VENTURE CATALYST INCORPORATED

By:	/s/ KEVIN MCINTOSH
Kevin McIntosh, Senior V.P./CFO